Exhibit 99.1

MAD CATZ® REPORTS NEW BANK FINANCING FACILITIES

NEW FINANCING FACILITIES PROVIDE COMBINED FINANCING UP TO $30.0 MILLION, INCREASING TO $45.0 MILLION DURING 2015 HOLIDAY SEASON

San Diego, CA – July 2, 2015 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), today announced that it entered into new financing facilities (collectively, the “Financing Facilities”) with NewStar Business Credit LLC (“NSBC”) and Faunus Group International, Inc. (“FGI”) to provide combined financing on eligible accounts receivable and inventories up to $30.0 million, and increasing to $45.0 million from September 1, 2015 through December 31, 2015.

On June 30, 2015, Mad Catz, Inc. (“MCI”), a wholly-owned subsidiary of the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with NSBC to provide for a $20.0 million revolving line of credit (which increases to $35.0 million from September 1, 2015 through December 31, 2015) subject to the availability of eligible accounts receivable and inventories, which changes throughout the year. The Loan Agreement expires on June 29, 2018.

In addition, on June 30, 2015, Mad Catz Europe Ltd. (“MCE”), a wholly-owned subsidiary of the Company, entered into a Master Facilities Agreement (the “Facilities Agreement”) with FGI to provide for a $10.0 million secured demand credit facility subject to the availability of eligible accounts receivable and inventories, which changes throughout the year. The Facilities Agreement has a three-year term, although FGI may terminate the facility at any time upon at least three months’ notice.

“We are excited by the growth opportunities in fiscal 2016, including the launch of Rock Band 4 this holiday season,” said Karen McGinnis, Chief Financial Officer. “These new facilities will provide the financial capacity and flexibility we need to support that growth.”

At the closing of the Financing Facilities, the Company will use the proceeds to pay in full the obligations outstanding under the credit facility with Wells Fargo Capital Finance, LLC (“Wells Fargo”), and the agreement with Wells Fargo will be terminated.

Brooks, Houghton & Company, Inc. served as the Company’s financial advisor in connection with the transaction.

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz products cater to passionate gamers across multiple platforms including in-home gaming consoles, handheld gaming consoles, Windows® PC and Mac® computers, smart phones, tablets and other mobile devices. Mad Catz distributes its products through its online store as well as distribution via many leading retailers around the globe. Headquartered in San Diego, California, Mad Catz maintains offices in Europe and Asia. For additional information about Mad Catz and its products, please visit the Company’s website at www.madcatz.com.

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Safe Harbor

Information in this press release that includes the Company’s expectations, business prospects, plans, intentions or strategies regarding its future are forward-looking statements that are not facts and that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include the following, among others: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first-party price reductions; availability of capital under the Loan Agreement and the Facilities Agreement; commercial acceptance of new in-home gaming consoles; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; unanticipated product delays; or a downturn in the market or industry. A further list and description of these and other factors, risks, uncertainties and other matters can be found in the Company’s most recent annual report, and any subsequent quarterly reports, filed with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements as a result of new information or future events or developments, except as may be require by applicable law. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Contact:
Karen McGinnis	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Mad Catz Interactive, Inc.	mcz@jcir.com or (212) 835-8500
kmcginnis@madcatz.com or (858) 790-5040

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